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FORM 3                                                    OMB APPROVAL
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                                                OMB Number           3235-0104
                                                Expires:     December 31, 2001
                                                Estimated average burden hours
                                                per response...............0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                W-L Associates, LLC, c/o Wasteco Management Corp.
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   (Last)                            (First)              (Middle)

                c/o Corporation Service Company 1013 Centre Road
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                                    (Street)

 Wilmington                         Delaware                19805
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                   06/15/2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                  Compost America Holding Company, Inc.-- CAHC
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect (I)           (Instr. 5)
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
Common Stock, no par value               48,594,008                  D
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Series A Exchangeable Redeemable            169,000                  D
Preferred Stock, no par value
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).
                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                   3. Title and Amount of Securities                    5. Ownership
                                                      Underlying Derivative Security                       Form of
                         2. Date Exercisable          (Instr. 4)                                           Derivative
                            and Expiration Date    ----------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                                   Amount       sion or        Direct      6. Nature of
                         ----------------------                                or           Exercise       (D) or         Indirect
                         Date       Expira-                                    Number       Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                       of           Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date           Title                       Shares       Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
91,000 shares of Series    (a)        (a)          Common Stock, no par value  16,608,263    (b)            D
C Redeemable Convertible
Preferred Stock, no par
value
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====================================================================================================================================

Explanation of Responses:


(a) Convertible into Common Stock at any time after 05/03/99.            W-L Associates, LLC

(b) $.5479 per share of Common Stock with each share of the Series       By: Wasteco Management Corp.,
    C Redeemable Convertible Preferred Stock                                 as Manager
    being valued at $100 for this purpose.                               By: Peter Petrillo
                                                                             President and sole Director
**     Intentional misstatements or omissions of facts constitute            of Wasteco Management Corp.
       Federal Criminal Violations. See 18 U.S.C. 1001 and
       15 U.S.C. 78ff(a).



                                                                         /s/ Peter Petrillo                    October 18, 2000
Note:  File three copies of this Form, one of which must be manually     -------------------------------    -----------------------
       signed.  If space is insufficient, see Instruction 6              **Signature of Reporting Person             Date
       for procedure.

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                                                                 SEC 1473 (7/96)